ZIONS BANCORPORATION
Press Release - Page 2
September 24, 1997

                     * * * FOR IMMEDIATE RELEASE * * *
-------------------------------------------------------------------------------

FOR:  ZIONS BANCORPORATION              ZIONS BANCORPORATION
One South Main, Suite 1380              Contact:  Dale Gibbons
Salt Lake City, Utah                    One South Main, Suite 1380
Harris H. Simmons                       Salt Lake City, Utah  84111
President/Chief Executive Officer       Tel:  (801) 524-4787

FOR:  VECTRA BANKING CORPORATION        VECTRA BANKING CORPORATION
1650 South Colorado Blvd., Suite 230    Contact:  Ray L. Nash
Denver, Colorado                        1650 South Colorado Blvd., Suite 230
Gary S. Judd                            Denver, Colorado  80222
President/Chief Executive Officer       Tel:  (303) 782-7443

FOR:  TRI-STATE FINANCE CORPORATION     TRI-STATE FINANCE CORPORATION
616 East Speer Boulevard                Contact:  Richard C. Tucker
Denver, Colorado                        616 East Speer Boulevard
Richard C. Tucker                       Denver, Colorado  80203
President/Chief Executive Officer       Tel:  (303) 778-0303

ZIONS BANCORPORATION
Press Release - Page 2
September 24, 1997

                                                        September 24, 1997


          ZIONS BANCORPORATION, VECTRA BANKING CORPORATION, AND TRI-
            STATE FINANCE CORPORATION ANNOUNCE MERGER AGREEMENTS

      Salt Lake City, Utah and Denver, Colorado; September 24, 1997 - Zions Bancorporation ("Zions"), Vectra Banking Corporation ("Vectra"), and Tri-State Finance Corporation ("Tri-State") announced today that definitive agreements have been signed under which Vectra will merge with and into Zions and Tri-State with and into a subsidiary of Zions, both in exchange for common shares of Zions. At August 31, 1997 Vectra had assets of $660 million and Tri-State had assets of $130 million. The mergers, which are unrelated and not conditional on each other, are subject to the approval of banking regulators and the shareholders of Vectra and Tri-State, respectively. The transactions are expected to close in early 1998.

      The mergers are structured to be tax-free and are intended to be accounted for as poolings-of-interests. The agreement with Vectra provides for the exchange of each common share of Vectra for 0.685 common shares of Zions and each preferred share of Vectra for approximately 7.75 common shares of Zions. The merger is subject to a floor arrangement which would be triggered if Zions' stock price both declines and results in a price at closing which has decreased more than 18% relative to the KBW 50 index. Vectra has given Zions an option to acquire up to 19.9% of Vectra's common stock which is exercisable in certain circumstances related generally to the acquisition of Vectra by a

ZIONS BANCORPORATION
Press Release - Page 2
September 24, 1997

      third party. The agreement with Tri-State provides for the exchange of 710,000 common shares of Zions for all of the outstanding stock of Tri-State, which is privately held. Based upon Zions' stock price of $41 per share, in aggregate the transactions are valued at approximately $200 million, which is
      3.8 times the combined book value or 18.5 times their estimated 1998 earnings. The mergers are expected to be immediately accretive to Zions' earnings per share. Zions will incur $1.2 million in merger-related charges in the first quarter of 1998 in conjunction with closing these transactions.

      "We are delighted to be able to complement our existing Colorado franchise with two strong performing banks operating in the Denver and Boulder metropolitan areas," said Harris H. Simmons, president and chief executive officer of Zions. "These mergers combined with our current Colorado banks of Pitkin County Bank and Trust, Valley National Bank of Cortez, and Centennial Savings Bank and our pending merger with First National Bank in Alamosa provide a network of 33 offices that will provide a solid foundation for a Colorado banking franchise, operating with local management. We hope to continue to expand to meet the community and small business banking needs of Coloradans."

      Gary S. Judd, president and chief executive officer of Vectra, expressed the excitement of Vectra's employees to become part of the high-performing Zions organization with the opportunity to develop a statewide community-banking network. "From the founding of Vectra, we have always believed that at an appropriate time an

ZIONS BANCORPORATION
Press Release - Page 2
September 24, 1997

      organization of the caliber of Zions would share our vision and commitment to our customers and would value our management team and employees. We are excited to be able to continue to serve our customers with an expanded range of financial services, product offerings and convenience that will be made possible through our merger with Zions."

      Richard C. Tucker, chairman and chief executive officer of Tri-State, said "We're joining a most promising bank - a bank of the future. Our customers will receive the same personal attention, served by the same officers with many enhancements. Our employees have an exciting future with more opportunities for growth, and our shareholders a tax-free exchange of significant value."

      Under local management teams and community identities, Zions Bancorporation operates full-service banking offices in Arizona, Colorado, Idaho, Nevada, New Mexico and Utah. It also offers a comprehensive array of investment, mortgage and insurance services, and is a recognized leader in providing innovative financing solutions for small businesses nationwide. Investor information about Zions can be accessed on the Internet at www.zionsbank.com. The Company's common shares are traded on The Nasdaq Stock Market under the symbol "ZION".

ZIONS BANCORPORATION
Press Release - Page 2
September 24, 1997

Forward-Looking Information

      This news release contains statements regarding the performance of Zions, Vectra and Tri-State on a stand-alone and pro forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: (1) revenues following the mergers are lower than expected and/or expenses are higher than expected; (2) costs or difficulties related to the integration of the banks are greater than expected; (3) competitive pressures among financial institutions increase significantly; (4) economic conditions, either nationally or locally in areas in which the combined companies will conduct their operations, are less favorable than expected; (5) legislation or regulatory changes adversely affect the businesses in which the company would be engaged.